Exhibit 10.2

WEB.COM GROUP INC.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered by and between Kevin Carney (“Executive”) and Web.com Group, Inc. (the “Company”), a Delaware corporation on March 7, 2011 (the “Effective Date”).

Whereas, Executive has been providing services to the Company under the terms of an Employment Agreement effective as of the initial public offering of the Company’s common stock pursuant to a registration statement on Form S-1, as amended and restated on December 11, 2008 and October 28, 2009 (the “Existing Agreement”); and

Whereas, the Company and Executive wish to further amend and restate the Existing Agreement in order to provide for a clawback provision and to clarify the manner of compliance of certain items of compensation with Section 409A of the Internal Revenue Code of 1986 and the 2010 Patient Protection and Affordable Care Act.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows, effective as of the Effective Date:

1. Employment by the Company.

1.1 Amendment and Restatement of Existing Agreement.  The Existing Agreement is hereby amended and restated in its entirety.

1.2 Title and Responsibilities.  Subject to the terms set forth herein, Executive will continue to be employed as the Company’s Chief Financial Officer.  During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  Notwithstanding the foregoing, it is acknowledged and agreed that Executive shall be permitted to perform his duties and responsibilities as a principal of Atlantic Partners and may engage in civic and not-for-profit activities; provided, in each case that such activities do not materially interfere with the performance of his duties hereunder.

1.3 Executive Position.  Executive will serve in an executive capacity and shall report to the Company’s Chief Executive Officer. Executive shall perform the duties of his executive position as required by the Chief Executive Officer and the Company's Board of Directors (the “Board”).

1.4 At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined in Section 4.1(a)), and with or without advance notice.  In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time.  Executive’s at-will employment relationship may only be changed in a written agreement approved by the Board and signed by Executive and a member of the Board or a duly authorized officer of the Company.  Executive also may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

1.5 Company Employment Policies.  The employment relationship between the parties shall continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.	Compensation.

2.1 Salary.  Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $285,000, payable on the Company’s standard payroll dates.  Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Committee”).

2.2 Equity Awards.  Except as set forth below, Executive’s current compensatory equity awards are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable award agreements and stock plan(s).  The parties agree that the Company will not provide Executive with any additional or new stock awards in connection with his entering into this Agreement.

2.3 Target Bonus.  Subject to annual review by the Committee, Executive shall be eligible to earn a target annual bonus of up to seventy-five percent (75%) of Executive’s base salary (such actual bonus amount may be more or less than 75%, as determined in the sole discretion of the Committee, the “Target Bonus”).  Whether Executive earns a Target Bonus, and if so, in what amount, shall be determined solely by the Company in its discretion.  Executive must remain an active employee through the time the Compensation Committee of the Board determines bonus amounts for executives of the Company in order to earn any bonus.  Executive will not earn any bonus if his employment terminates for any reason before the Compensation Committee of the Board has determined Executive’s bonus, except as expressly set forth herein.  No prorated bonus can be earned.  In all events, any earned bonus will be paid not later than March 15 of the year following the year in which Executive’s right to such amount became vested.

2.4 Standard Company Benefits.  Executive shall be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans.

2.5 Executive Severance Benefit Plan.  Executive acknowledges and agrees that he is not an “Eligible Employee” under the Company’s Executive Severance Benefit Plan.  Upon a termination of employment, Executive’s rights to receive any severance pay or post-termination benefit continuation will be only as set forth in this Agreement and as otherwise required by applicable law.

3. Confidential Information.  As a condition of his continued employment, Executive must continue to comply with the Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) he has executed previously.  Nothing in this Agreement is intended to modify in any respect the Confidential Information Agreement, and the Confidential Information Agreement shall remain in full force and effect.  In addition, Executive agrees that during his employment with the Company, and in the two (2) year period immediately following the date on which Executive ceases to be employed by the Company for any reason, Executive will not, whether directly or indirectly, personally or through others: (a) encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any of the Company’s subsidiaries to leave his or her employment with the Company or any of the Company’s subsidiaries, (b) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of the Company or any of the Company’s subsidiaries to reduce or terminate its customer relationship with the Company, or (c) be or become an officer, director, stockholder, owner, co-owner, affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any entity that engages directly or indirectly in competition with the Company; provided, however, that Executive may, without violating this paragraph, provide services to a business division of a competing entity if such business division does not compete with the Company and Executive’s services to the competing entity are limited to such business division, and provided further, that Executive may own, as a passive investor, an equity interest of any competing entity, so long as Executive’s holdings in such entity do not in the aggregate constitute more than 1% of the voting stock of such entity.  Executive acknowledges that, due to the nature of the Company’s business and the products and services provided by the Company, it is possible to compete with the Company from any location within the world, and Executive acknowledges and agrees that it is thus impossible to identify or otherwise limit the geographic scope of this agreement and that it is reasonable for the restrictions contained herein to apply on a worldwide basis.

4. Termination Of Employment; Change of Control

4.1 Termination With or Without Cause.

(a) Definition of Cause.  For purposes of this Agreement, “Cause” shall mean (i) conviction of any felony, or of any crime involving moral turpitude or dishonesty; (ii) perpetration of a material fraud or act of dishonesty against the Company; (iii) persistent, willful and material breach of the Executive’s duties that has not been cured within thirty (30) days after written notice from the Board or the Committee of such breach; or (iv) material breach of this Agreement or the Confidential Information Agreement that has not been cured within thirty (30) days after written notice from the Board or the Committee, or has caused irreparable damage incapable of cure.

(b) Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to any Severance Benefits (as defined below), severance pay, pay in lieu of notice or any other such compensation, or any accelerated vesting of any equity awards, other than payment of accrued salary and such other accrued benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

(c) Termination Without Cause.  If the Company terminates Executive’s employment at any time without Cause (and other than as a result of Executive’s death or disability) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), Executive shall be eligible for the following severance benefits (the “Severance Benefits”):

(i) the Company shall make a lump sum severance payment to Executive in an amount equal to twelve (12) months of Executive’s then-current base salary plus 100% of the greater of (A) the Target Bonus for the year in which the termination occurs and (B) the prior year’s Target Bonus actually earned by Executive, subject to withholdings and deductions;

(ii) the vesting of each then-outstanding, unvested equity award held by Executive will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Executive continued to be employed by the Company for an additional twelve (12) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph with respect to such award shall equal the product of (i) the total number of shares subject to the award and (ii) a fraction, the numerator of which is twelve (12) plus the number of whole months that have elapsed between the Executive’s vesting commencement date and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of the Executive’s termination (such acceleration of vesting, the “12 Month Acceleration”);

(iii) the post-termination exercise period of all non-statutory stock options then held by Executive shall be extended so that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Executive’s termination date; and

(iv) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for twelve (12) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (the “COBRA Payment Period”) (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12)  months after the termination).  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.  On the thirtieth (30th) day following Executive’s Separation from Service, the Company will make the first payment in the case of the Special Severance Payment in a lump sum equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such thirtieth (30th) day, with the balance of the payments paid thereafter on the schedule described above.

(d) Executive shall not be entitled to the Severance Benefits unless and until the release requirements set forth in Section 5 of this Agreement are satisfied.

4.2 Resignation With or Without Good Reason.

(a) Definition of Good Reason.  For purposes of this Agreement, a Resignation for “Good Reason” shall mean that Executive resigns from all positions he then-holds with the Company and its affiliates if (i) (A) the Company makes a material adverse change in the Executive’s position causing such position to be of materially reduced stature or responsibility, (B) there is a material reduction of the Executive’s base salary, (C) the Executive is required to relocate his primary work location to a location that would increase Executive’s one way commute distance by more than twenty (20) miles, or (D) the Company (or any successor thereto) materially breaches the terms of this Agreement (including but not limited to a material reduction in Target Bonus percentage, provided that fluctuation in actual Target Bonus amounts earned and paid will not constitute Good Reason), (ii) Executive provides written notice to the Company’s General Counsel within the sixty (60) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

(b) Executive’s Resignation.  Executive may resign from his employment with the Company at any time, with or without advance notice, and with or without Good Reason.

(c) Executive’s Resignation Without Good Reason.  In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to the Severance Benefits, severance pay, pay in lieu of notice or any other such compensation, or any accelerated vesting of equity awards, other than payment of accrued salary and such other accrued benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.  Termination of Executive’s employment due to Executive’s death or disability will be treated as Executive’s resignation without Good Reason.

(d) Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason at any time so long as Executive tenders his resignation in writing to the Company in accordance with the time frames set forth in Section 4.2(a) above. In the event that Executive resigns his employment for Good Reason and such resignation constitutes a Separation from Service, Executive will be eligible to receive the Severance Benefits if Executive satisfies the release requirements set forth in Section 5 of this Agreement.

4.3 Change of Control.

(a) Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean any of the following: (i) a sale, lease or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (iii) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company or (iv) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

(b) Change of Control Acceleration & Severance.

(i) Single Trigger Vesting Acceleration.

(1)
If the Company undergoes a Change of Control, then the vesting of each equity award held by Executive immediately prior to such Change of Control transaction shall accelerate as to 75% of his then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

(2)
Notwithstanding the foregoing, in the event of a Change of Control in which either (A) the acquiring or surviving entity does not agree to assume or otherwise continue Executive’s outstanding equity awards, or (B) the acquiring or surviving entity does assume or otherwise continue Executive’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Executive shall become fully vested, and, as applicable, exercisable, effective as of immediately prior to the effective time of such Change of Control.

(3)	The vesting provided under this Section 4.3(b) (i) is called the “Change of Control Acceleration”.

(4)
In the event of a termination of Executive’s employment on the effective date of a Change of Control, the vesting in this Section 4.3(b)(i) shall apply first and the vesting in Section 4.1(c) (as modified, if applicable by Section 4.3(b)(ii)) shall apply second.

(ii) Executive’s Termination Without Cause or Resignation For Good Reason Following a Change of Control.  If following the effective date of a Change of Control either (x) the Company (or its successor) terminates Executive’s employment without Cause (and other than as a result of Executive’s death or disability), or (y) Executive resigns with Good Reason, and in either such case such event constitutes a Separation from Service, then Executive shall be eligible to receive the Severance Benefits if Executive satisfies the release requirements set forth in Section 5 of this Agreement, provided, however, that in lieu of the vesting acceleration described in Section 4.1(c)(ii), the vesting of each then-outstanding, unvested equity award held by Executive will accelerate as to the greater of (A) the 12 Month Acceleration and (B) 75% of Executive’s then-unvested shares.

4.4 Cessation of Severance Benefits.  If Executive violates this Agreement or the Confidential Information Agreement, then Executive’s eligibility for and entitlement to receive the Severance Benefits, Change of Control Acceleration, and all  other benefits being provided to Executive by the Company will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company, the Company will have no further obligation to provide any such compensation or benefits, and to the extent Executive has already received Severance Benefits and/or Change in Control Acceleration under this Agreement in connection with Executive’s termination, all such benefits will be forfeited and Executive shall be required to immediately return any cash payments made pursuant to such benefits.

4.5 Application of Internal Revenue Code Section 409A.

(a) If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits and/or any other payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his Separation from Service, the timing of the Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the date of the Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date (including reimbursement for any premiums paid by Executive for health insurance coverage under COBRA or the Special Severance Payment, as applicable) if the commencement of the payment of the Payments had not been delayed pursuant to this Section 4.5 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.

(b) It is intended that (i) each installment of the Payments provided under this Agreement is a separate “payment” for purposes of Section 409A, (ii) all of the Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

(c) Any expense reimbursements will be paid to Executive within 30 days after the date Executive submit receipts for the expenses, provided Executive submit those receipts within 45 days after Executive incur the expenses.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4.6 Certain Offsets.  The Company shall reduce Executive’s Severance Benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment, including but not limited to any payments that are owed pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (ii) any Company policy or practice providing for Executive to remain on the payroll for a limited period of time after being given notice of the termination of Executive’s employment.  The termination payments and benefits provided under this Agreement are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Executive’s termination of employment.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.  If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

4.7 Excess Parachute Payments.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive has received in connection with an acquisition of Executive’s previous employer, or would receive pursuant to this Agreement or otherwise (collectively, the “Acquisition Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Acquisition Payments shall be equal to the Reduced Amount.  The “Reduced Amount” shall be the largest portion of the Acquisition Payments that would result in no portion of the Acquisition Payments being subject to the Excise Tax.  If a reduction in payments or benefits constituting the Acquisition Payments is necessary so that the Acquisition Payments equal the Reduced Amount, (A) Executive shall have no right to any portion of the Acquisition Payments except those included in the Reduced Amount, and (B) reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (1), (2), (3) or (4)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b) The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 4.7.  If the firm so engaged by the Company is serving as advisor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent professional firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to any Acquisition Payments is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  If the firm determines that no Excise Tax is payable with respect to any Acquisition Payments, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Acquisition Payments.  Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

4.8 Clawback.  Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Employee receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

5. Release. As a condition of receiving the Severance Benefits and/or the Change of Control Acceleration under this Agreement to which Executive would not otherwise be entitled, Executive shall execute, and allow to become effective, a release substantially in the form attached hereto as Exhibit A (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive) not later than thirty (30) days following Executive’s Separation from Service.  Unless the Release is timely executed by Executive, delivered to the Company, and becomes effective after the termination of Executive’s employment with the Company (the date on which the Release becomes effective, the “Release Date”, which date shall in no event be later than February 28 of the year following the year in which termination occurs), Executive shall not receive any of the Severance Benefits and/or the Change of Control Acceleration provided for under this Agreement.  Any lump sum severance benefits owed to Executive other than in respect of the Special Severance Payment (which shall instead follow the payment timing provisions in Section 4.1(c)(iv) above) shall be paid within ten (10) business days following the Release Date, but in no event later than March 15 of the year following the year in which termination occurs.

6. General Provisions.

6.1 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3 Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof.  As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter, including the Existing Agreement.  This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile shall be deemed the equivalent of originals.

6.6 Headings and Construction.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.  For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

6.7 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8 Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

6.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Duval County, Florida and conducted by JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.10 Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Florida without regard to conflicts of laws principles.

6.11 Exhibits.

         Exhibit A – Release Agreement

In Witness Whereof, the parties have executed this Employment Agreement effective as of the Effective Date written above.

Web.com Group, Inc.

By:	/s/ Hugh M. Durden
Chairman, Compensation Committee
of the Board of Directors

By:	/s/ Kevin Carney
Kevin Carney
Chief Financial Officer

EXHIBIT A

Release Agreement

I understand that my employment with Web.com Group, Inc. (the “Company”) terminated effective ___________, _____ (the “Separation Date”).  The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of ___________ ___,  _____, between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

I also confirm my obligations set forth in Section 3 of the Agreement.  Specifically, I agree that in the two (2) year period immediately following the date on which I cease to be employed by the Company, for any reason, I will not, whether directly or indirectly, personally or through others: (a) encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any of the Company’s subsidiaries to leave his or her employment with the Company or any of the Company’s subsidiaries, (b) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of the Company or any of the Company’s subsidiaries to reduce or terminate its customer relationship with the Company, or (c) be or become an officer, director, stockholder, owner, co-owner, affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any entity that engages directly or indirectly in competition with the Company; provided, however, that I may, without violating this paragraph, provide services to a business division of a competing entity if such business division does not compete with the Company and my services to the competing entity are limited to such business division, and provided further, that I may own, as a passive investor, an equity interest of any competing entity, so long as my holdings in such entity do not in the aggregate constitute more than 1% of the voting stock of such entity.  I acknowledge that, due to the nature of the Company’s business and the products and services provided by the Company, it is possible to compete with the Company from any location within the world, and I acknowledge and agree that it is thus impossible to identify or otherwise limit the geographic scope of this agreement and that it is reasonable for the restrictions contained herein to apply on a worldwide basis.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or otherwise, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  Excluded from this Release are any claims which cannot be waived by law.  I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Understood and Agreed:

Kevin Carney

Dated: